UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2018

ePlus inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34167	54-1817218
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

13595 Dulles Technology Drive Herndon, VA 20171-3413
(Address, including zip code, of principal executive offices)

(703) 984-8400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02 Results of Operations and Financial Condition

(d) On June 12, 2018, pursuant to Article III of the Company's Amended and Restated Bylaws, the Board of Directors (the "Board") expanded the size of the Board and appointed Maureen F. Morrison, 63, to the Board, bringing the number of Board members to nine.  Ms. Morrison's term will continue until the Company's next Annual Meeting of Shareholders, or her resignation or removal, if earlier.  There are no family relationships between Ms. Morrison and any director or executive officer of the Company.  The Board further determined that Ms. Morrison is an independent director within the meaning of the Nasdaq Marketplace Rules.  Ms. Morrison will receive an annual compensation of $75,000 in cash and $75,000 in restricted stock, which is the same as compensation of current outside directors, with a pro-rata adjustment for her initial partial-year service on the Board.  The pro-rata restricted stock grant was a grant of 230 shares of restricted stock Ms. Morrison received on June 12, 2018, pursuant to the ePlus 2017 Non-Employee Director Long-Term Incentive Plan.  The shares will vest over two years as follows: one-half will vest on the first anniversary of the grant and the remaining half will vest on the second anniversary of the grant.  Ms. Morrison will serve on the Company's Audit Committee.

Ms. Morrison currently serves as an independent director and on the Audit Committee of Safeguard Scientifics, Inc.  She retired in 2015 from PricewaterhouseCoopers, where she was an Audit Partner.

The foregoing description is qualified in its entirety by reference to the press release dated June 14, 2018, a copy of which is included with this Current Report on Form 8-K as Exhibit 99.1, and incorporated by reference.

Item 9.01 Financial Statements and Exhibits

(d) The following exhibits are filed as part of this report:

Exhibit No.	Description

99.1	Press release dated June 14, 2018, issued by ePlus inc.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ePlus inc.

By: /s/ Elaine D. Marion
Elaine D. Marion
Chief Financial Officer

Date: June 14, 2018